Exhibit 23.2

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the inclusion in this Registration Statement of Carbon Revolution Public Limited Company on Form F-4 (FILE No. 333-270047) of our report dated March 31, 2023, except for Note 9 as to which the date is April 4, 2023, which includes an explanatory paragraph as to the Company’s ability to continue as a going concern with respect to our audit of the financial statements of Twin Ridge Capital Acquisition Corp. as of December 31, 2022 and 2021 and for the year ended December 31, 2022 and for the period from January 7, 2021 (inception) through December 31, 2021, which report appears in the Prospectus, which is part of this Registration Statement. We also consent to the reference to our Firm under the heading “Experts” in such Prospectus.

/s/ Marcum llp

Marcum llp
New York, NY
August 18, 2023